UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2015

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers

On February 3, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) approved the following changes in base salaries of the four executive officers named below, to be effective retroactively to January 1, 2015:

•	Timothy L. Buzby, President and Chief Executive Officer: increase from $643,750 per year to $675,000 per year.

•	Tom D. Stenson, Executive Vice President and Chief Operating Officer: increase from $429,690 per year to $444,729 per year.

•	R. Dale Lynch, Executive Vice President - Chief Financial Officer and Treasurer: increase from $375,950 per year to $425,000 per year.

•	Stephen P. Mullery, Senior Vice President - General Counsel: increase from $340,930 to $352,863 per year.

These increases to base salary reflect the Committee’s determination to grant an annual merit increase of 3.5% in base salary for each of these four executive officers. Mr. Buzby received an additional increase in base salary above the annual merit increase, which reflects the Committee’s decision to more competitively align Mr. Buzby’s base salary with the base salaries received by chief executive officers in the peer group the Committee considers in making executive compensation decisions. In connection with Mr. Lynch’s assumption of Farmer Mac’s information technology and loan administration functions and promotion from Senior Vice President to Executive Vice President, the Committee approved an additional increase to Mr. Lynch’s salary above the annual merit increase and also granted Mr. Lynch 6,778 restricted shares of Farmer Mac’s Class C Non-Voting Common Stock (the “Restricted Stock”) pursuant to Farmer Mac’s 2008 Omnibus Incentive Plan. All of the shares of Restricted Stock will “cliff” vest on February 3, 2018, which is three years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President - General Counsel

Dated: February 6, 2015